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Exhibit (a)(5)(CC)

From:	Steve Mollenkopf
Sent:	Tuesday, February 20, 2018
To:	qualcomm.all
Subject:	NXP Update

        Today, we issued a press release announcing that we have amended our agreement to acquire NXP for $127.50 per share in cash. We also announced binding agreements with nine NXP stockholders who collectively own over 28% of NXP's outstanding shares (excluding additional economic interests through derivatives) to tender their shares at the revised price.

        Our increase in price reflects NXP's recent performance, strong market dynamics and positive outlook for key segments. At the same time, since announcing the NXP acquisition, we have significantly improved our own capabilities in key industry segments such as Auto, IoT and Networking, further enhancing the value proposition of the combined company.

        As you know, over the past year we have been making great progress with our integration planning efforts and our plans for Day One are nearly complete. At the same time, we have been working to receive all the necessary regulatory approvals. To date, we have received antitrust approvals in eight of nine jurisdictions and are working constructively with regulators in China, which we are optimistic we will receive in the near term.

        Following final regulatory approval, our focus will be on completing the tender offer—the process by which NXP stockholders tender their shares for purchase by Qualcomm. Once this step is complete, we will officially close the transaction and become one company. Until then, the same guidelines for engaging with NXP apply. If you have any questions about this or want to learn more about NXP, please visit go/NXP.

        The acquisition of NXP accelerates our growth strategy—and our combined technologies, products and global reach will enable us to better serve our customers, partners and the broader ecosystem. Today's announcement marks an important step toward completing this exciting transaction.

Steve

Additional Information and Where to Find It

        This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares of NXP Semiconductors N.V. ("NXP") or any other securities. Qualcomm River Holdings B.V. ("Buyer"), an indirect, wholly owned subsidiary of Qualcomm Incorporated ("Qualcomm"), has filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal, and related documents with the United States Securities and Exchange Commission (the "SEC") and NXP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The offer to purchase common shares of NXP is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS OF NXP ARE URGED TO READ THESE DOCUMENTS, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Innisfree M&A Incorporated, the information agent for the tender offer, toll free at (888) 750-5834 (for shareholders) or collect at (212) 750-5833 (for banks and brokers).

Additional Information

        Qualcomm has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with its solicitation of proxies for its 2018 Annual Meeting of Stockholders (the "2018 Annual Meeting"). QUALCOMM STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Qualcomm with the SEC without charge from the SEC's website at www.sec.gov.

Certain Information Regarding Participants

        Qualcomm, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Qualcomm's stockholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Note Regarding Forward Looking Statements

        Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "predict", "should" and "'will" and similar expressions as they relate to Qualcomm, Buyer or NXP are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties concerning the parties' ability to complete the tender offer and close the proposed transaction, the expected closing date of the transaction, the financing of the transaction, the anticipated benefits and synergies of the transaction, anticipated future combined businesses, operations, products and services, and liquidity, debt repayment and capital return expectations. Actual events or results may differ materially from those described in this document due to a number of important factors. These factors include, among others, the outcome of regulatory reviews of the proposed transaction; the ability of the parties to complete the transaction; the ability of Qualcomm to successfully integrate NXP's businesses, operations (including manufacturing and supply operations), sales and distribution channels, business and financial systems and infrastructures, research and development, technologies, products, services and employees; the ability of the parties to retain their customers and suppliers; the ability of the parties to minimize the diversion of their managements' attention from ongoing business matters; Qualcomm's ability to manage the increased scale, complexity and globalization of its business, operations and employee base post-closing; and other risks detailed in Qualcomm's and NXP's filings with the SEC, including those discussed in Qualcomm's most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K and NXP's most recent Annual Report on Form 20-F and in any subsequent reports on Form 6-K, each of which is on file with the SEC and available at the SEC's website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm's website at www.qualcomm.com, and SEC filings for NXP are available in the Investor Relations section of NXP's website at www.nxp.com. Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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  Exhibit (a)(5)(CC)